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                                                         EXHIBIT 20.5

                             CHATWINS GROUP, INC.
                         300 Weyman Plaza, Suite 340
                             Pittsburgh, PA 15236


VIA FACSIMILE & FEDERAL EXPRESS


                                          June 23, 1999

State Street Bank and Trust Company
Corporate Trust Department
Two International Place, 4th Floor
Boston, MA 02110

Attention:        Ms. Jacqueline Bonhomme, Account Administrator

Re: Chatwins Group, Inc. Indenture, 13% Senior Notes Due 2003 - Notice of Cure of Event Of Default
                  -----------------------------------------------------------

Ladies and Gentlemen:

             In accordance with Section 4.04(c) of the Indenture, dated as of May 1, 1993, between Chatwins Group, Inc. (the "Company") and State Street Bank and Trust Company, as successor Trustee to The First National Bank of Boston (the "Trustee"), as amended (the "Indenture"), the below indicated Officer hereby certifies that, to the best of his knowledge and belief (capitalized terms used herein but not defined having the respective meanings ascribed to them in the Indenture):

             a) In accordance with Section 3.09 of the Indenture, the Company delivered a Notice of Purchase Offer, dated May 12, 1999, to Securityholders pursuant to which the Company made an offer to purchase (the "Purchase Offer") on June 1, 1999 (the "Purchase Date") 50% of the originally issued principal amount of the 13% Senior Notes due 2003 of the Company (the "Securities").

             b) As of the Purchase Date, $24,121,000 principal amount of Securities had accepted the Purchase Offer (the "Tendered Securities").

             c) On June 2, 1999, the Company delivered a Notice of Request to Withdraw Tendered Securities (the "Withdrawal Request Offer") to the holders of Tendered Securities ("Tendering Securityholders") pursuant to which the
Company:

                    (1) offered to pay a fee (the "Withdrawal Fee") equal to two percent (2%) of the principal amount of the Tendered Securities in respect of which Tendering Securityholders agreed to withdraw their election to tender (a "Withdrawal"); and

                    (2) informed the Tendering Securityholders that Contrarian Capital Management, LLC as agent for certain entities (collectively, "Contrarian") had agreed with the Company that it would purchase, for the same price payable by the Company under the Purchase Offer, Tendered Securities from

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all Tendering Securityholders who did not wish to elect a Withdrawal.
Contrarian's agreement with the Company provides that it elects a Withdrawal of all Tendered Securities it acquires, if any, in consideration of which it will receive the Withdrawal Fee in respect of the Tendered Securities so acquired and withdrawn.

             (d) As of June 8, 1999, $835,000 principal amount of Tendered Securities had not been withdrawn, directly or by Contrarian as purchaser, and remained outstanding under the Purchase Offer (the "Outstanding Tendered Securities").

             (e) Pursuant to Section 3.09 of the Indenture, the Company was obligated to deposit with the Trustee or the Paying Agent money in immediately available funds equal to the 100% of the aggregate outstanding principal amount, plus accrued and unpaid interest, if any (the "Purchase Price"), of the Outstanding Tendered Securities by 12:30 p.m. Eastern Daylight Time on June 7, 1999. The Company did not do so.

             (f) Under Section 6.06(6) of the Indenture, the Company's failure to timely fulfill its obligations under Section 3.09 as described in paragraph (e) above constituted a failure to pay principal which in turn constituted an Event of Default under Section 6.01(2) of the Indenture.

             (g) On June 8, 1999, the Company notified the Trustee that an Event of Default had occurred under the Indenture by virtue of its failure to deposit the Purchase Price with the Trustee or the Paying Agent on June 7, 1999.

             (h) On June 8, 1999, the Company instructed the Trustee to notify all Tendering Securityholders that (i) pursuant to its authority under
Section 3.09 of the Indenture the Company was extending indefinitely the time by which Tendering Securityholders could withdraw their election to tender Securities pursuant to the Purchase Offer and receive the Withdrawal Fee in respect thereof (the "Extension Period") and (ii) Contrarian continued to stand ready to purchase Tendered Securities for the same price payable by the Company under the Purchase Offer. The Company reserved the right to terminate the Extension Period of the Withdrawal Request Offer at any time for any reason and without prior notice.

             (i) The Company hereby instructs the Trustee to notify all Tendering Securityholders that as of the date hereof (i) the Company has terminated the Extension Period and (ii) Contrarian will no longer purchase Tendered Securities for the same price payable by the Company under the Purchase Offer.

             (j)     As of the date hereof:

                     (1) $7,125,000 principal amount of Tendered Securities have withdrawn their election to tender and will receive the Withdrawal Fee; and

                     (2) Contrarian has purchased or agreed to purchase $16,971,000 principal amount of Tendered Securities, subject to, in some cases, completion of definitive documentation (as noted above, Contrarian has already agreed to withdraw the election to tender such Securities and will receive the Withdrawal Fee in respect thereof); and

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                     (3)     $25,000 principal amount of Tendered Securities
remain outstanding under the Purchase Offer (the "Current Outstanding Tendered Securities").

             (k) The Company has today wired to the Trustee funds sufficient to (i) purchase the Current Outstanding Tendered Securities, plus accrued and unpaid interest through June 22, 1999 in accordance with Section
3.09 of the Indenture, and (ii) pay $142,500 in Withdrawal Fees to the Securityholders who withdrew their Tendered Securities in accordance with paragraph (j)(1) above.

             (l) The Company has today wired to Contrarian funds to pay $339,420 in Withdrawal Fees in connection with the Tendered Securities that Contrarian purchased and then withdrew the election to tender as described in paragraph (j)(2) above.

             (m) Upon deposit with the Trustee the funds to purchase the Current Outstanding Tendered Securities as described in paragraph (k) above, the Event of Default described in paragraphs (e) and (f) above has been cured and has ceased to be a continuing Event of Default.

                                          Sincerely,


                                          /s/ Russell S. Carolus
                                          --------------------------------
                                              Russell S. Carolus
                                              Vice President and Secretary
                                              (412)885-5506


cc:    Shipman & Goodwin
       One American Row
       Hartford, CT 06103-2819
       Attention: Daniel P. Brown, Jr., Esq.